Exhibit 99.1

CONTACT:

Steve Martens, VP Investor Relations

Molex Incorporated

630-527-4344

For Immediate Release

MOLEX REPORTS RECORD REVENUE AND EPS

Lisle, Ill., USA – October 25, 2011 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its first quarter ended September 30, 2011.

	Three Months Ended
USD millions, except per share data	Sept. 30, 2011	Jun. 30, 2011	Sept. 30, 2010
Net revenue	$936.0	$913.7	$897.7
Net income	80.5	77.3	75.1
Earnings per share	0.46	0.44	0.43

Revenue for the September 2011 quarter was $936.0 million, an increase of 2.4% from the June 2011 quarter and an increase of 4.3% from the September 2010 quarter. This is a record for the Company and above the high end of the guidance provided on August 3, 2011. Revenue in local currencies increased 1.2% from the June 2011 quarter and declined 1.6% from the September 2010 quarter. Net income for the September 2011 quarter was $80.5 million or $0.46 per share, compared with net income of $77.3 million or $0.44 per share for the June 2011 quarter and net income of $75.1 million or $0.43 per share for the September 2010 quarter.

“Molex had another strong quarter, once again setting records for revenue and earnings per share. Production in Japan increased during the quarter as our operations recovered from the earthquake and tsunami and as our customers pushed to prepare for the Christmas selling season,” commented Martin P. Slark, Molex’s Chief Executive Officer. “We successfully converted the higher revenue to income, which allowed us to expand our margins and exceed our guidance for the September quarter.”

“While near term demand for our products is impacted by economic uncertainty, we remain confident that the long term trends of increased mobility, growth in emerging markets and a hardware replacement cycle will continue to drive the industry forward. With our global footprint, innovative design capabilities and improved cost structure, we are well positioned to capitalize on these opportunities.”

Other financial highlights for the quarter ended September 30, 2011:

•	Gross profit margin was 31.3% in the September 2011 quarter, compared with 30.6% in the September 2010 quarter and 30.8% in the June 2011 quarter.

•	SG&A expense was $169.2 million, or 18.1% of revenue compared with 17.5% in the September 2010 quarter and 18.4% in the June 2011 quarter.

•	Capital expenditures were $42.8 million or 4.6% of revenue.

•	Depreciation and amortization was $61.2 million or 6.5% of revenue.

•	Backlog was $387.2 million, a decrease of $31.3 million or 7.5% from the June 2011 quarter.

•	The book-to-bill ratio was 0.97 to 1 for the September 2011 quarter.

•	Inventory days outstanding was 84 days compared with 85 days in the September 2010 quarter and 84 days in the June 2011 quarter.

•	Accounts receivable days outstanding was 69 days compared with 76 days in the September 2010 quarter and 72 days in the June 2011 quarter.

•	Cash flow from operations was $150.5 million, an increase of 141% from the September 2010 quarter and a new record.

•

The effective tax rate was 32.6%. Excluding the reversal of a tax benefit for a significant number of employee stock options that expired unexercised during the quarter, the effective tax rate was 30.0%.

Outlook

At the current time, the global economic environment is very difficult to interpret and this uncertainty as well as our recent incoming order trend has been reflected in the Company’s outlook for the coming quarter. The Company estimates revenue in a range of $870 to $910 million for the December 2011 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.37 to $0.43 assuming constant foreign currency rates and commodity prices and an effective tax rate in the range of 30% to 32%.

Earnings Conference Call Information

A conference call will be held on Tuesday, October 25, 2011 at 7:30 am central time. Please dial (888) 680-0890 to participate in the call. International callers should dial (617) 213-4857. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 469 206 39#. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30 am central time at (888) 286-8010 or (617) 801-6888 / pass code 47915877.

Other Investor Events

Oct 28, 2011 – Molex Annual Meeting of Stockholders in Lisle, IL

Nov 16, 2011 – UBS Global Technology & Services Conference in New York, NY

Nov 30, 2011 – Credit Suisse Annual Technology Conference, Scottsdale, AZ

Dec 7, 2011 – NASDAQ OMX 27th Investor Program in London

Forward-Looking Statements

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; natural disasters; the financial condition of our customers; labor cost increases; and the ability to realize cost savings from cost reduction initiatives, the outcome of legal proceedings and losses resulting from unauthorized activities in Molex Japan.

Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2011, which is incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex Incorporated is a 73-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 39 manufacturing locations in 16 countries. The Molex website is www.molex.com.

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Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated

Condensed Consolidated Balance Sheets

(in thousands)

	Sept. 30, 2011	June 30, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$557,376	$532,599
Marketable securities	11,150	13,947
Accounts receivable, less allowances of $40,685 and $42,297 respectively	782,833	811,449
Inventories	547,209	535,953
Deferred income taxes	131,819	129,158
Other current assets	40,917	32,239

Total current assets	2,071,304	2,055,345
Property, plant and equipment, net	1,144,023	1,168,448
Goodwill	148,349	149,452
Non-current deferred income taxes	39,404	38,178
Other assets	177,498	186,429

Total assets	$3,580,578	$3,597,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$129,781	$119,764
Accounts payable	349,657	359,812
Accrued expenses:
Accrual for unauthorized activities in Japan	191,873	182,460
Income taxes payable	32,349	2,383
Other	222,930	217,628

Total current liabilities	926,590	882,047
Other non-current liabilities	22,253	23,879
Accrued pension and postretirement benefits	96,232	100,866
Long-term debt	176,925	222,794

Total liabilities	1,222,000	1,229,586

Commitments and contingencies

Total stockholders’ equity	2,358,578	2,368,266

Total liabilities and stockholders’ equity	$3,580,578	$3,597,852

Molex Incorporated

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,
	2011	2010
Net revenue	$935,985	$897,672
Cost of sales	643,257	622,596

Gross profit	292,728	275,076

Selling, general and administrative	169,225	157,056
Unauthorized activities in Japan	2,922	5,542

Total operating expenses	172,147	162,598

Income from operations	120,581	112,478

Interest expense, net	1,391	1,335
Other (income) expense	(276)	351

Total other expense, net	1,115	1,686

Income before income taxes	119,466	110,792
Income taxes	38,949	35,688

Net income	$80,517	$75,104

Earnings per share:
Basic	$0.46	$0.43
Diluted	$0.46	$0.43

Dividends declared per share	$0.2000	$0.1525

Average common shares outstanding:
Basic	175,466	174,370
Diluted	176,585	175,156

Molex Incorporated

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,
	2011	2010
Operating activities:
Net income	$80,517	$75,104
Add non-cash items included in net income:
Depreciation and amortization	61,239	59,108
Share-based compensation	5,135	5,149
Other non-cash items	5,991	8,634
Changes in assets and liabilities:
Accounts receivable	22,927	(29,343)
Inventories	(18,260)	(57,988)
Accounts payable	(10,702)	(24,876)
Other current assets and liabilities	28,890	27,886
Other assets and liabilities	(25,188)	(1,079)

Cash provided from operating activities	150,549	62,595

Investing activities:
Capital expenditures	(42,804)	(71,192)
Proceeds from sales of property, plant and equipment	1,396	643
Proceeds from sales or maturities of marketable securities	4,868	2,184
Purchases of marketable securities	(2,777)	(1,257)

Cash used for investing activities	(39,317)	(69,622)

Financing activities:
Proceeds from revolving credit facility	30,000	20,000
Payments on revolving credit facility	(195,000)	(10,000)
Payments on short-term loans	(27,266)	—
Proceeds from issuance of long-term debt	150,000	797
Payments of long-term debt	(143)	(24,840)
Cash dividends paid	(35,068)	(26,565)
Exercise of stock options	620	358
Other financing activities	(1,014)	(967)

Cash used for financing activities	(77,871)	(41,217)

Effect of exchange rate changes on cash	(8,584)	12,536

Net increase (decrease) in cash and cash equivalents	24,777	(35,708)
Cash and cash equivalents, beginning of period	532,599	376,352

Cash and cash equivalents, end of period	$557,376	$340,644